Exhibit (m)(6)(i)

October 1, 2013

ING Equity Trust
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:

Waiver of Fee Payable under Shareholder Service and Distribution Plan for the Class R Shares

Ladies and Gentlemen:

By this letter dated October 1, 2013, we have agreed to waive a portion of the distribution fee payable to us under the Amended and Restated Shareholder Service and Distribution Plan for Class R Shares of ING Large Cap Value Fund (formerly ING Equity Dividend Fund, the “Fund”), a series of ING Equity Trust, in an amount equal to 0.05% of the average daily net assets attributable to Class R Shares of the Fund, for the period from October 1, 2013 through October 1, 2014.  As waived, the effective distribution fee rate for this Fund is 0.20%.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of ING Equity Trust.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:

 _/s/Michael J. Roland____________

 Michael J. Roland

 Executive Vice President

 ING Investments Distributor, LLC

Agreed and Accepted:

ING Equity Trust

(on behalf of ING Large Cap Value Fund)

By:

/s/Todd Modic

Todd Modic

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC